STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of October 6, 2000 (the "Agreement") by and among Central Utah Telephone, Inc., a Utah corporation ("Central Utah"), each of the persons listed on Schedule A hereto (individually a "Seller" and collectively "Sellers"), Brighton Communications Corporation, a Delaware corporation (the "Company") and Lynch Telephone Corporation X, a Delaware corporation and a wholly owned subsidiary of the Company (the "Purchaser").

WHEREAS, each of the Sellers desires to sell such Seller's stock interests in Central Utah to Purchaser; and

WHEREAS, Purchaser desires to purchase all of the stock of Central Utah from Sellers upon the terms and conditions set forth herein.

                           ARTICLE I--THE STOCK SALES

     1.1 Sale and Purchase Each Seller hereby agrees, on the terms and conditions herein, to sell to Purchaser the number of shares of common stock of Central Utah ("CU Common Stock") set forth opposite such Seller's name on Schedule A hereto. The Purchaser hereby agrees, on the terms and conditions herein, to purchase from each Seller the number of shares of common stock of Central Utah set forth opposite such Seller's name on Schedule A hereto. The sales and purchases contemplated herein are hereinafter referred to as the "Stock Sales." The CU Common Stock is sometimes hereinafter referred to as the "Common Stock."

     1.2 Purchase Price The total purchase price shall be $10,500,000 (the "Purchase Price") to be allocated among the Sellers in accordance with Schedule A, payable at the Closing referred to in Section 1.5 hereof.

     1.3 Form of Purchase Price The purchase price shall be payable 50% in cash and 50% in promissory notes issued by the Purchaser (the "Notes") in the form of
Schedule 1.3(a) hereto). Notes shall be valued at the principal amount thereof. The Notes shall be secured pursuant to a Pledge and Escrow Agreement in the form of Schedule 1.3(b) hereto.

     1.4 Payment of the Purchase Price The Purchase Price shall be paid by Purchaser to each Seller at the Closing Time by cashier or certified check or wire transfer as requested by each Seller as to the cash portion and delivery of Notes of Purchaser payable to each Seller as to the portion of the purchase price paid by the Notes. To the extent any payment of the Purchase Price is to be made by wire transfer, such bank wire transfer(s) shall be made to an account or accounts that each Seller receiving the cash portion of the Purchase Price shall designate in writing to Purchaser at least two business days prior to the Closing Time.


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     1.5 Closing The closing of the Stock Sales (the "Closing") shall take place at 10:00 a.m. at the offices of Central Utah in Fairview, Utah, within ten days after all of the conditions precedent set forth in Article VI have been satisfied or waived, or at such other time, date and place (not later than March 31, 2001) as Purchaser and Sellers shall by written instrument designate. Such time and date are herein referred to as the "Closing Time."

     1.6 Transactions at the Closing Time

     (a) At the Closing, each of the Sellers shall deliver to Purchaser the following:

     (i) stock certificates, in form suitable for transfer, registered in the name of such Seller, evidencing the number of shares of Common Stock to be purchased hereunder, with executed blank stock transfer powers attached, and with all necessary stock transfer tax stamps attached thereto;

     (ii) all stock books, stock transfer ledgers, minute books and the corporate seals of Central Utah and the Central Utah Subsidiaries (as hereinafter defined), together with the resignations of all directors of Central Utah and the Central Utah Subsidiaries other than as set forth on Schedule 1.6 hereto;

     (iii)subordination agreement(s) in such form(s) as may be requested by the financial institution(s) lending funds for the acquisition by
          Purchaser of the stock of Central Utah, executed by each Seller subordinating the Sellers' interests under the Notes to the interests of lenders to Purchaser and lenders to subsidiaries of Purchaser guaranteed by Purchaser in an amount not to exceed the cash portion of the Purchase Price plus the amount of any additional loans used by Purchaser or subsidiaries of Purchaser for capital expenditures, acquisitions and other investments in Central Utah including Central Utah Subsidiaries plus any amounts permitted under Section 1.6 of the Membership Purchase Agreement dated as of October 6, 2000 relating to Central Telecom Services, LLC; and

     (iv) each of the certificates and documents contemplated by Section 6.2.

     (b) At the Closing, Purchaser shall deliver to each Seller the following:

     (i) the Purchase Price per share of CU Common Stock sold by such Seller as required and in the manner indicated in this Article I.

     (ii) each of the certificates and documents contemplated by Section 6.3.

     (c) At or prior to the Closing, Central Utah shall enter into (1) an Employment Agreement with Branch Cox in the form of Schedule

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1.6(c)(1)  hereto and (2) an Employment  Agreement with Eddie L. Cox in the form of Schedule 1.6(c)(2) hereto.

     (d) At the Closing, the Company and Sellers shall enter into an Escrow Agreement in the form of Schedule 1.3(b).

         ARTICLE II--REPRESENTATIONS AND WARRANTIES OF CENTRAL UTAH, AND
                                     SELLERS

     Except as set forth in the Disclosure Schedule delivered by Sellers and Central Utah to the Purchaser prior to the execution of this Agreement (the "Sellers Disclosure Schedule"), which Sellers Disclosure Schedule shall reference disclosure items by section, each of the Sellers and Central Utah, jointly and severally, represent and warrant to the Purchaser that:

         2.1      Organization and Qualification; Subsidiaries

     (a) Central Utah is a corporation validly existing and in good standing under the laws of the State of Utah. Each subsidiary of Central Utah ("Central Utah Subsidiary" or collectively, "Central Utah Subsidiaries") is a corporation validly existing and in good standing under the laws of the State of Utah. Each of Central Utah and the Central Utah Subsidiaries has the requisite corporate power and authority, and, except as otherwise provided herein, is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Central Utah Approvals"), necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and neither Central Utah nor any Central Utah Subsidiary has received any notice of proceedings relating to the revocation or modification of any Central Utah Approvals.

     (b) Central Utah and each Central Utah Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to Central Utah or any Central Utah Subsidiary.

     (c) A list of all of Central Utah Subsidiaries is set forth on Section 2.1(c) of Sellers Disclosure Schedule. Central Utah owns beneficially and of record all of the outstanding shares of capital stock of each of the Central Utah Subsidiaries. Central Utah does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.


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     (d)  The  minute  books  of  Central  Utah  and  each of the  Central  Utah
          Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     2.2 Articles of Incorporation and Bylaws. Central Utah has previously furnished to Purchaser a copy of the current Articles of Incorporation and Bylaws, as amended or restated of Central Utah ("Central Utah Articles" or "Central Utah Bylaws") and each Central Utah Subsidiary. Such Articles of Incorporation and Bylaws of Central Utah and each Central Utah Subsidiary are in full force and effect. Neither Central Utah nor any Central Utah Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     2.3 Capitalization.

     (a) The authorized capital stock of Central Utah consists of 250,000 shares of CU Common Stock. As of the date of this Agreement, (i) 182,788 shares of CU Common Stock are issued and outstanding (of which none are restricted shares under employee benefit plans which have not been awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive right of any Central Utah stockholder and (ii) 4,012 shares of CU Common Stock are held in the treasury of Central Utah. There are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of Central Utah or any Central Utah Subsidiary or obligating Central Utah or any Central Utah Subsidiary to issue or sell any shares of capital stock of Central Utah or any Central Utah Subsidiary. There are no obligations of Central Utah or any Central Utah Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any Central Utah Subsidiary. Each of the outstanding shares of capital stock of each Central Utah Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any Central Utah Subsidiary stockholder.

     (b) Each Seller owns outright the number of shares of CU Common Stock set forth opposite such Seller's name on Schedule A hereto, free and clear of all encumbrances, security interests and charges of any kind. There are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements relating to any shares set forth on Schedule A hereto.

     (c) Any shares of CU Common Stock purchased or otherwise acquired by Central Utah or any Central Utah Subsidiary were purchased or acquired in accordance with all laws including fiduciary duties.

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         2.4      Authority.

       (a)      (i) The  Declaration  of Trust of the Ed and Lesa Cox Family
                    Trust was executed by Eddie L. Cox and Lesa A. Cox as Trustors and Trustees on March 5, 1997, and has not been amended, supplement or modified, and remains in full force and effect. Eddie L. Cox and Lesa A. Cox as Trustors and Trustees have full power and authority to execute and deliver this Agreement on behalf of the Ed and Lesa Cox Family Trust and to sell, transfer and convey the shares of CU Common Stock described on Schedule A to the Purchaser pursuant to the terms and conditions of this Agreement.

               (ii) The  Declaration of Trust of the Branch and Dinah Cox Family
                    Trust was executed by Iven Branch Cox and Dinah D. Cox as Trustors and Trustees on March 5, 1997, and has not been amended, supplement or modified, and remains in full force and effect. Iven Branch and Dinah D. Cox as Trustors and Trustees have full power and authority to execute and deliver this Agreement on behalf of the Branch and Dinah Cox Family Trust and to sell, transfer and convey the shares of CU Common Stock described on Schedule A to the Purchaser pursuant to the terms and conditions of this Agreement.

     (b) Each of the Sellers and Central Utah has the requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers and Central Utah and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of each of the Sellers and Central Utah are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of each of the Sellers and Central Utah and, assuming due authorization,
          execution  and  delivery  by  the  Company  and  the   Purchaser,   is
          enforceable against each of the Sellers and Central Utah and in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         2.5      No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by each of the Sellers and Central Utah does not, and the performance of this Agreement and the transactions contemplated hereby by each of the Sellers and Central Utah shall not, (i) conflict with or violate Central Utah Articles or Central Utah Bylaws or the Articles of Incorporation or Bylaws of any Central Utah Subsidiary, (ii) conflict with or violate any federal or state law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to any Seller or Central Utah or any Central Utah Subsidiary or by which any Seller or Central Utah

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          or any Central Utah Subsidiary or any of their  respective  properties is bound or affected, or (iii), except as set forth in Schedule 2.5(a) hereto, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation of, or result in rights of payment, compensation or other rights or the creation of a lien or encumbrance on any of the properties or assets of any Seller, Central Utah, or any Central Utah Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Seller, Central Utah or any Central Utah Subsidiary is a party or by which any Seller, Central Utah or any Central Utah Subsidiary or its or any of their respective properties is bound or affected.

     (b) The execution and delivery of this Agreement by each of the Sellers and Central Utah does not, and the performance of this Agreement by the Sellers and Central Utah and shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority except (i) for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the consents or approvals of the Public Service Commission of Utah ("PSCU") or the Federal Communications Commission ("FCC") listed on Sellers Disclosure Schedule.

     2.6 Compliance; Permits. Neither Central Utah nor any Central Utah Subsidiary is in conflict with, or in default or violation of, (i) to the best of Sellers and Central Utah's knowledge after due inquiry, any Law applicable to Central Utah or any Central Utah Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Central Utah or any Central Utah Subsidiary is a party or by which Central Utah or any Central Utah Subsidiary or its or any of their respective properties is bound or affected.

     2.7 Reports; Financial Statements.

     (a) Central Utah and each Central Utah Subsidiary have filed all forms, reports and documents required to be filed with the PSCU and FCC, and as of the date of this Agreement Central Utah has delivered to Purchaser copies of its Annual Report to the PSCU for the years ended December 31, 1997, 1998 and 1999 (the "Central Utah Reports"). The Central Utah Reports, including all Central Utah Reports filed after the date of this Agreement and prior to or at the Closing Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of

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          the  circumstances under which they were made, not misleading.

          (b) Central Utah has heretofore furnished Purchaser with the audited and unaudited financial statements for the periods and as of the period endings listed as Item 2.7 (b) of Sellers Disclosure Statement (the "Financial Statements"). The Financial Statements (and the financial statements ("Section 4.1(i) Financial Statements") to be furnished Purchaser pursuant to Section 4.1(i) hereof), including the footnotes thereto, and except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and the uniform system of accounts of the Federal Communications Commission as set forth in 47. C.F.R. Part 32 and fairly present in all material respects the financial condition and results of the operations of entities included therein and the changes in their financial position at such dates and for such periods; provided however, that the Section 4.1(i) Financial Statements shall be subject to normal year end adjustments. The term "Balance Sheet" shall mean, as the context requires, either or both of (i) the balance sheets of Central Utah (and its consolidated subsidiaries) as of [December 31, 1999], and (ii) the balance sheets of Central Utah (and its consolidated subsidiaries) to be included in the Section 4.1(i) Financial Statements.

          (c) There are no material liabilities or obligations of any nature, whether absolute, accrued, fixed, contingent, matured or unmatured, against, relating to or affecting Central Utah, or any Central Utah Subsidiary, except (i) as and to the extent reflected or reserved against on the Balance Sheet of Central Utah, and (ii) those incurred since the date of the latest Balance Sheet of Central Utah in the ordinary course of business consistent with prior practice and consistent with Sections 4.1 and 4.2 hereof and which individually or in the aggregate do not have and are not expected to have a Material Adverse Effect on Central Utah or any Central Utah Subsidiary.

          (d) (i) The revenues attributable to long distance network access that are included in the revenues stated in the Financial Statements (and in the Section 4.1(i) Financial Statements) have been calculated in a manner consistent with prior years, as modified by and in accordance with, all applicable federal and state rules and regulations; (ii) the cost separation studies for the exchanges of Central Utah and any Central Utah Subsidiary upon which the access settlement revenues set forth in the Financial Statement (and in the Section 4.1(i) Financial Statements) are based have been prepared in a manner consistent with prior years, as modified by and in accordance with, all applicable federal and state tariffs; and (iii) all local service rates currently utilized by Central Utah and all of the Central Utah Subsidiaries are in compliance with tariffs, to the extent such tariffs are applicable.

     2.8 Absence of Certain Changes or Events. Since December 31, 1999 to the date of this Agreement, Central Utah and the Central Utah Subsidiaries have conducted their businesses only in the

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ordinary  course  and in a manner  consistent  with  past  practice  and,  since
December 31, 1999, there has not been (i) any change in the financial condition, results of operations or business of Central Utah or any of the Central Utah Subsidiaries having a Material Adverse Effect with respect to Central Utah, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Central Utah or any of the Central Utah Subsidiaries having a Material Adverse Effect with respect to Central Utah or any Central
Utah Subsidiary, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of CU Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Central Utah Subsidiary, (iv) any strike, work stoppage, slow-down or
other  labor   disturbance   suffered  by  Central  Utah  or  the  Central  Utah
Subsidiaries, (v) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which Central Utah or any of the Central Utah Subsidiaries has been a party (vi) any union organizing activities relating to employees of Central Utah or the Central Utah Subsidiaries, (vii) any incurrence of debt for money borrowed or any lease of any property or assets, (viii) any action, which if taken subsequent to the execution of this Agreement and prior to the Closing Time, would constitute a breach of Central Utah's covenants set forth in Article IV or (ix) any transaction not in the ordinary course of business consistent with past practice.

     2.9 Absence of Litigation.

     (a) Neither any Seller nor Central Utah nor any of the Central Utah Subsidiaries is a party to any, and there are no pending or, to the best of Sellers' and Central Utah's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or relating in any way to Central Utah or any Central Utah Subsidiary, or challenging the validity or propriety of the transactions contemplated by this Agreement.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon, or, to the best of Sellers' and Central Utah's knowledge, threatened against any Seller or Central Utah relating in any way to Central Utah or any Central Utah Subsidiary, or the assets of Central Utah or any of the Central Utah Subsidiaries which has had or may have a Material Adverse Effect with respect to Central Utah.

     2.10 Employee Benefit Plans.


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     (a)  Plans of Central Utah. Section 2.10(a) of Sellers Disclosure  Schedule
          lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Central Utah or any Central Utah Subsidiary has any obligation (collectively, the "Plans"). Central Utah has furnished or made available to Purchaser a copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a copy of each
          material   document  prepared  in  connection  with  each  such  Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and
          (v)  the  three  most  recently   prepared   actuarial  and  financial
          statements in connection with each such Plan.

     (b)  Absence  of  Certain  Types of  Plans.  No member  of  Central  Utah's
          "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan of any member of Central Utah's "controlled group" is a "multiemployer pension plan" as defined in Section (3)37 of ERISA. None of the Plans obligates Central Utah or any of the Central Utah Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under regulations adopted pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) Compliance with Applicable Law. Each Plan has been operated in all respects in accordance with the requirements of all applicable Laws and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Laws, except where such violations of applicable Laws would not, individually or in the aggregate, have a Material Adverse Effect with respect to Central Utah. Central Utah and the Central Utah Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Central Utah and the Central Utah Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect with respect to Central Utah.

     (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under
          Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and neither Sellers nor Central Utah are aware of any fact or event that has occurred since the date of such determination letter from the IRS that would adversely affect the qualified status of any such Plan. No trust maintained or contributed to by Central Utah or any of the Central Utah Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (e) Absence of Certain Liabilities and Events. To the best of Sellers' and Central Utah's knowledge after due inquiry, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Central Utah and each of the Central Utah Subsidiaries have not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect with respect to Central Utah, and, to the knowledge of Sellers, Central Utah or the Central Utah Subsidiaries, no fact or event exists that could give rise to any such liability.

     (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Closing Time with respect to any Plan have been made on or before the Closing Time.

     (g) Funded Status of Plans and Rights to Terminate. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan, allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on the rights of Central Utah or the Central Utah Subsidiaries to terminate each such Plan and to receive any residual amounts under Section 4044 of ERISA.

     (h)  Employment  Contracts.  Neither  Central  Utah  nor any  Central  Utah
          Subsidiary is a party to any employment, consulting, severance or other similar contracts with present or former employees, consultants, officers or directors of Central Utah or any of the Central Utah Subsidiaries. Neither Central Utah nor any Central Utah Subsidiary is a party to any collective bargaining agreements.

     2.11 Title to Property. Central Utah and each of the Central Utah Subsidiaries have good and indefeasible title to all of their respective properties and assets, real (listed as Section 2.11(a) of Sellers Disclosure Schedule) and personal (any items or groups of similar items in excess of $10,000 are listed as Item 2.11(b) of Sellers Disclosure Schedule), free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except for such liens, charges and encumbrances (i) listed as Item 2.11(c) of the Sellers Disclosure Schedule or (ii) described in the title insurance policies provided in accordance with Section 6.2(h) hereof, and, further, except for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use or marketability of the property affected thereby; and all leases (listed as Item 2.11(d) of Sellers Disclosure Schedule) pursuant to which Central Utah or any of the Central Utah Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms. Substantially all buildings and equipment in regular use by Central Utah or any of the Central Utah Subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     2.12 Environmental Matters. (a) (i) Each of Central Utah, the Central Utah Subsidiaries and properties owned, leased or operated by Central Utah or the Central Utah Subsidiaries, is in compliance with all applicable Environmental Laws (as to any non-compliance prior to the ownership of any property by Central Utah or a Central Utah Subsidiary, the representation and warranty in this clause (i) is made to the best of Sellers and Central Utah's knowledge after due inquiry); (ii) except as described in the Environmental Reports provided under
Section 6.2(g) hereof, and to the best of Sellers' and Central Utah's knowledge after due inquiry, there is no asbestos or ureaformaldehyde materials in or on any property owned, leased or operated by Central Utah or Central Utah Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties which contain any PCBs;
(iii) except as described in the Environmental Reports provided under Section 6.2(g) hereof, and to the best of Sellers' and Central Utah's knowledge after due inquiry, there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by Central Utah or any of the Central Utah Subsidiaries; (iv) Central Utah or the Central Utah Subsidiaries have not received any notice, formal or informal from any governmental agency or third party notifying Central Utah or the Central Utah Subsidiaries of any Environmental Claim (as defined herein); (v) neither Central Utah nor any Central Utah Subsidiary has been notified by any governmental agency or any third party that either Central Utah or any Central Utah Subsidiary may be a potentially responsible party for environmental contamination or any Release (as defined below) of Hazardous Materials (as defined below); (vi) Central Utah and each Central Utah Subsidiary have obtained and each holds all Environmental Permits, (as defined below) relating to the ownership or operations of Central Utah or any Central Utah Subsidiary; (vii) Central Utah and each Central Utah Subsidiary is in material compliance with all terms, conditions and provisions of all applicable Environmental Permits; (viii) no Releases of Hazardous Materials have occurred at, from, in, on, to or under any property owned, operated or leased by Central Utah or any Central Utah
Subsidiary that violate any Environmental Law, and no Hazardous Materials are present in, on or about or migrating to or from any such property that would give rise to an Environmental Claim by a third party against Central Utah or any Central Utah Subsidiary (as to Releases prior to the ownership of the property by Central Utah or a Central Utah Subsidiary, the representation and warranty made in this clause (viii) is made to the best of Sellers and Central Utah's knowledge after due inquiry); (ix) neither Central Utah nor any Central Utah Subsidiary has, nor, to the best of Sellers and Central Utah's knowledge after due inquiry, any predecessors thereof have, transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location which could result in an Environmental Claim against or liability to Central Utah or any Central Utah Subsidiary; and (x) except as set forth in Section 6.2(g), neither Central Utah nor any Central Utah Subsidiary has any environmental report or statement prepared by or on its behalf or in its possession or control relating to any of its present or former properties.

     (b)  For purposes of this Section:

     "Environmental Claims: shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, notices, claims, liens, investigations, injunctions or similar proceedings that may result in Central Utah or any Central Utah Subsidiary being liable for: (i) a violation of any Environmental Law; (ii) the release and ordered remediation of any Hazardous Material, including without limitation, any investigation, monitoring abatements, removal, remedial, corrective or other response action in connection with the release of any Hazardous Material or order or notice of liability or violation of a governmental authority or Environmental Law; or (iii) any actual or alleged damage, injury, threat or harm to the environment.

     "Environmental   Law:   shall   mean  any  and  all   federal,   state  and

     ----------------- local civil and criminal laws, statutes, ordinances, orders, permits, codes, rules or regulations of any governmental or regulatory authority relating to the protection of health, the environment, natural resources, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the -- --- Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.9601 et seq.; the Federal Water Pollution -- --- Control Act, 33 U.S.C.ss.1251 et seq.; the Hazardous Material -- --- Transportation Act 49 U.S.C.ss.1801 et seq.; the Federal -- --- Insecticide, Fungicide and Rodenticide Act 7 U.S.C.ss.136 et seq.; -- --- the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 ---- U.S.C.ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C.
     -- ---
ss.2601 et seq.; the Occupational Safety & Health Act of 1970, 29
        -- ---
U.S.C.ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss.2701
             -- ---
et seq.; and the state analogies thereto, all as amended or
-- ---
superceded from time to time, on or before, but not after, the date of Closing.

     "Environmental Permits: shall mean any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license issued from any federal, state or local governmental body, agency or authority relating to the protection of health, the environment or natural resources.

     "Hazardous Materials" shall mean any and all chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum, asbestos, asbestos- containing materials, polychlorinated biphenyls or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment.

     "Release: shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.

     2.13 Absence of Agreements. Neither Central Utah nor any Central Utah Subsidiary is a party to any agreement, order, directive, memorandum of understanding or similar arrangement with any governmental authority that restricts materially the conduct of its business (other than restrictions imposed by the PSCU or FCC on telephone companies generally, which do not, individually or collectively, adversely affect the businesses of Central Utah and the Central Utah Subsidiaries as currently conducted or proposed to be conducted), nor has Central Utah or any Central Utah Subsidiary been advised that any governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, order, directive, memorandum of understanding or similar arrangement.

     2.14 Taxes.

     (a) Central Utah and the Central Utah Subsidiaries are C corporations and have timely filed all material Tax Returns (as defined below) required to be filed by them or will duly and timely file (including any extension periods) such Tax Returns, and, except for the property taxes which are the subject of the Appeals to the Utah State Tax Commission described in Section 2.14(a) of Sellers' Disclosure Schedules, Central Utah and the Central Utah Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Central Utah is maintaining reserves adequate for their payment as set forth as Item 2.14(a) on Sellers Disclosure Schedule. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Neither Central Utah nor any Central Utah Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Central Utah or any Central Utah Subsidiaries. Neither Central Utah nor any Central Utah Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to Central Utah, after the Closing Time. No agreements relating to allocating or sharing of Taxes exist among Central Utah and the Central Utah Subsidiaries.

     (b) The Balance Sheet of each of Central Utah includes due and sufficient accruals for Taxes in accordance with GAAP in all material respects with respect to any period for which tax returns for Central Utah or any Central Utah Subsidiary were not filed or for which Taxes were not then due and owing.

     (c) True and complete copies of any and all Tax Returns for the last five years and all tax audit reports with respect to Central Utah and any Central Utah Subsidiary have been furnished to the Purchaser. Any deficiencies proposed in tax audits have been duly and fully paid, settled, or reserved against in the Financial Statements. Tax Returns have not been audited by Federal or State tax authorities for the last ten years.

     (d) No election under Section 338 (or any predecessor provision) of the Internal Revenue Code of 1986 (the "Code") has been made or filed by or with respect to Central Utah or any Central Utah Subsidiary. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Central Utah or any Central Utah Subsidiary or any of its assets or properties. None of the assets or properties of Central Utah or any Central Utah Subsidiary is an asset or property that Central Utah is or will be required to treat as being (i) owned by any other person pursuant to the provisions of
          Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or, if applicable, foreign Law has been entered into by or with respect to Central Utah or any Central Utah Subsidiary or any of its assets or properties.

     (e) Neither Central Utah nor any Central Utah Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Central Utah or any Central Utah Subsidiary, and neither Central Utah nor any Central Utah Subsidiary has any application pending with any governmental authority requesting permission for any changes in any accounting method of Central Utah or any Central Utah subsidiary. To the knowledge of Sellers and Central Utah, the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

     (f) Neither Central Utah nor any Central Utah Subsidiary has been or is in violation (with or without notice or lapse of time or both) of any applicable law relating to the payment or withholding of Taxes. Central Utah and each Central Utah Subsidiary have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods due and payable under all applicable Laws.

     (g) No audit is pending or, to the knowledge of Central Utah, threatened with respect to any Taxes due from, or Tax Return filed by or relating to, Central Utah or any Central Utah Subsidiary.

     (h) Neither Central Utah nor any Central Utah Subsidiary is party to any agreement, contract, or arrangement that would require Central Utah or any Central Utah Subsidiary to make any gross-up payments with respect to any Taxes or otherwise indemnify or hold harmless any employee with respect to Taxes.

     (i) Prior to the Closing Time, Central Utah shall notify Purchaser in writing of any power of attorney granted by Central Utah or any Central Utah Subsidiary concerning any Tax matter that will be in force as of the Closing Time.

     (j)  Central   Utah  and  Central  Utah   Subsidiaries   have  no  deferred
          intercompany gains or losses (as such term is defined in Treas. Reg.ss.1.1502-13).

     2.15 Insurance. Section 2.15 of the Sellers Disclosure Schedule lists all material policies of insurance of Central Utah and Central Utah Subsidiaries currently in effect. Neither Central

Utah nor any of Central Utah Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Central Utah's Financial Statements.

     2.16 Broker/Expenses. No broker, finder, consultant or investment banker is entitled to any brokerage, finder's, consultant's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or Central Utah. Neither Central Utah including Central Utah Subsidiaries nor Central Telecom Service, LLC, have paid, or agreed to pay, in the aggregate in excess of $10,000 in connection with the possible sale of Central Utah, Central Telecom Service, LLC, or the transactions contemplated herein or in the Membership Purchase Agreement referred to in Section 6.1(d) (the "Membership Purchase Agreement") since January 1, 1999.

     2.17 Material Adverse Effect. Since December 31, 1999, there has been no Material Adverse Effect with respect to Central Utah.

     2.18 Material Contracts/Licenses.

     (a) Except as set forth in Section 2.18(a) of Sellers Disclosure Schedule, neither Central Utah nor any Central Utah Subsidiary is a party to or obligated under any material contract, agreement or other instrument or understanding that is not terminable by Central Utah or Central Utah Subsidiary without additional payment or penalty within 90 days. Each contract disclosed on Sellers Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Central Utah or a Central Utah Subsidiary, and (to the knowledge of Sellers and Central Utah) each other party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity). Neither Central Utah nor any Subsidiary nor (to the knowledge of Seller and Central Utah) any other party to any such contract is in violation or breach of or default under any such contract (with or without notice or lapse of time or both). Since December 31, 1998, no such contract has been amended or supplemented in any material respect. For purposes of this Section 2.18, the term "material contract" shall include any agreement, contract, instrument or understanding involving the payment or receipt by Central Utah or any Central Utah Subsidiary of $10,000 ($25,000 in the case of billing and collecting agreements) or more per year or $25,000 ($100,000 in the case of billing and collecting agreements) or more in the aggregate through the life of the contract.

     (b) Material Licenses. Section 2.18(b) of the Sellers Disclosure Schedule contains a true and complete list and brief description of all franchises, permits, licenses, approvals, and other authorizations that are necessary for the business, operations, and affairs of Central Utah or any Central Utah Subsidiary as currently being or contemplated to be conducted. Central Utah or a Central Utah Subsidiary owns or validly holds each such franchise, permit, license, approval, and other authorization. Each such franchise, permit, license, approval, and other authorization is valid, in good standing, and in full force and effect. To the knowledge of Sellers and Central Utah, no basis exists for the termination, suspension, restriction, or limitation of any such franchise, permit, license, approval, or other authorization.

     2.19 Intangible Property. Central Utah or Central Utah Subsidiaries are the owners of all right, title and interest in and to each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of their respective businesses, which are listed as Section 2.19 of Sellers Disclosure Schedule. Central Utah or Central Utah Subsidiaries have the right and authority to use each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of Central Utah and/or the Subsidiaries and such use does not conflict with, infringe upon or violate any patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or any pending application relating thereto of any other person, firm or corporation.

     2.20 State Takeover Statutes; Absence of Supermajority Provision. No provision of the Utah Business Corporation Law or Central Utah's Articles or Bylaws or other governing instruments of Central Utah Subsidiaries or the terms of any rights plan or other takeover defense mechanism of Central Utah would, directly or indirectly, restrict or impair the ability of any Seller or Purchaser to consummate the transactions contemplated by this Agreement nor will any such provisions restrict or impair the ability of the Purchaser to exercise the same rights to vote or otherwise exercise the same rights as the other or former stockholders of Central Utah in the event that Purchaser were to acquire securities of Central Utah.

     2.21 Easements Rights of Way. To the best of Sellers' and Central Utah's knowledge after due inquiry, Central Utah and each Central Utah Subsidiary has a valid leasehold interest in or right to use, free and clear of all liens and payments, each real property easement, right of way, and lease that is required for its business, operations, and affairs as currently being or contemplated to be conducted. Each such easement, right of way, and lease is in full force and effect and constitutes a legal, valid, and binding obligation of Central Utah or a Central Utah Subsidiary and (to the knowledge of Sellers and Central Utah) each other party thereto, enforceable against the parties thereto in accordance with the terms thereof. Except as described on Section 2.21 on Sellers Disclosure Schedule, there have been no disputes concerning rights of way in which Central Utah or any Central Utah Subsidiary has been involved during the last five years. To the knowledge of Sellers and Central Utah there are no events or circumstances that would materially and adversely affect the rights of way of Central Utah or any Central Utah Subsidiary for its telephone and cables and lines to conduct its business as presently conducted.

     2.22 Transactions with Affiliates. Neither Central Utah nor any Central Utah Subsidiary has made since December 31, 1997, any payments or distributions to any present or former director, officer or person holding in excess of 1% of outstanding common stock, of Central Utah or any Central Utah Subsidiary, or any affiliate of any such person, other than normal directors fees, normal retirement benefits under the Plans, normal salary and other employee compensation, and normal dividends, and there have been and are no outstanding liabilities or contracts between or among Central Utah or any Central Utah Subsidiary and any such person or affiliate of such person.

     2.23 Year 2000 Representation. No technology owned, developed or licensed by Central Utah or any Central Utah Subsidiary or used in connection with their business (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor- based system, whether as part of a desktop system, office system, building system or otherwise) (collectively, the "Technology") has experienced or will experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with
(i) the year 2000 (and all subsequent  years) as distinguished  from 1900 years,
(ii) the date February 29, 2000, and all subsequent leap years, or (iii) the date September 9, 1999. Insofar as this representation and warranty relates to services to be provided by a third party, it is based upon written assurances received by Central Utah from such party.

ARTICLE IIA--SECURITIES REPRESENTATIONS

     Each Seller makes the following representations and warranties, severally and not jointly, to the Purchaser and to Lynch Interactive Corporation:

     2A.1 Investment Purpose. Each Seller is acquiring the Notes for his own account as principal for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales exempted from registration under the Securities Act of 1933, as amended (the "1933 Act").

     2A.2 Sophisticated Investor Status. Each Seller has such business and financial experience as is required to give him the capacity to protect his own interests in connection with the

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



decision to receive the Note.

     2A.3 Reliance on Exemptions. Such Seller understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser and Lynch Interactive Corporation are relying upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of such Seller set forth in Article IIA in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Notes.

     2A.4 Information. Such Seller has been furnished with all materials relating to the business, finances and operations of Purchaser and Lynch Interactive Corporation and materials relating to the Notes which have been requested by such Seller. Such Seller has been afforded the opportunity to ask questions of Purchaser and Lynch Interactive Corporation and has received what such Seller believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by such Seller or any of its advisors or representatives shall modify, amend or affect such Seller's right to rely on Purchaser's representations and warranties contained in Article III below.

     2A.5 No Governmental Review. Such Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes.

     2A.6 Transfer or Resale. Such Seller understands that (i) no public market now exists for the Notes and it is very unlikely that a public market will ever exist for the Notes, (ii) the Notes have not been and are not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, or (b) such Seller shall have delivered to the Purchaser an opinion of counsel (which opinion shall be reasonably satisfactory to the Purchaser) to the effect that the Notes to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (iii) neither the Purchaser nor any other person is under any obligation to register such Notes under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     2A.7 Legends. Such Seller understands that the Notes may bear a restrictive legend in substantially the form on Schedule 1.3(a) hereto (and a stop-transfer order may be placed against transfer of the Notes).

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
PURCHASER

     Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Purchaser Disclosure Schedule"), which Purchaser Disclosure Schedule shall reference disclosure items by section, the Purchaser, jointly and severally, represent and warrant to the Sellers and Central Utah that:

     3.1 Organization and Qualification.

     (a) Each of the Company and the Purchaser is a corporation validly existing and in good standing under the laws of the states of Delaware.

     (b) Each of the Company and the Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     3.2 Authority. The Company and the Purchaser have the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Purchaser and the consummation by the Company and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Purchaser and no other corporate proceedings on the part of the Company and the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Purchaser and constitutes the valid and binding obligation of the Company and the Purchaser and assuming the authorization, execution and delivery by Purchaser, is enforceable against the Company and the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.3 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company and the Purchaser does not, and the performance of this Agreement by the Company and the Purchaser shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or the Purchaser,
          (ii) conflict with or violate any Laws applicable to the Company or the Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Purchaser is a party or by which the Company or the Purchaser or its or any of their respective properties is bound or affected.

     (b) The execution and delivery of this Agreement by the Company and the Purchaser does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except the HSR Act and the consents or approvals of the PSCU or FCC listed on the Sellers Disclosure Schedule.

ARTICLE IIIA--SECURITIES REPRESENTATIONS

     Each of the Company and the Purchaser makes the following representations and warranties, jointly and severally, to the Sellers:

     3A.1 Investment Purpose. The Purchaser is acquiring the CU Common Stock for its own account as principal for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales exempted from registration under the 1933 Act.

     3A.2 Accredited Investor Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the decision to receive the CU Common Stock.

     3A.3 Reliance on Exemptions. The Purchaser understands that the CU Common Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Sellers are relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Purchaser set forth in
Article IIIA in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the CU Common Stock.

     3A.4 Information. The Purchaser and the Company have been furnished with all materials relating to the business, finances and operations of the Central Utah and the Central Utah Subsidiaries and materials relating to the CU Common Stock which have been requested by the Purchaser and the Company. The Purchaser and the Company have been afforded the opportunity to ask questions of the Sellers, Central Utah and the Central Utah Subsidiaries and have received what the Purchaser and the Company believe to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or the Company or any of their advisors or representatives shall modify, amend or affect the Purchaser's or the Company's right to rely on Sellers', Central Utah's or the Central Utah Subsidiaries' representations and warranties contained in Article II below.

     3A.5 No Governmental Review. The Purchaser and the Company understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the CU Common Stock.

     3A.6 Transfer or Resale. The Purchaser and the Company understand that (i) no public market now exists for the CU Common Stock and it is very unlikely that a public market will ever exist for the CU Common Stock, (ii) the CU Common Stock has not been and is not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, or (b) the Purchaser or the Company shall have delivered to the Sellers an opinion of counsel (which opinion shall be reasonably satisfactory to the Sellers) to the effect that the CU Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (iii) neither the Sellers, Central Utah, the Central Utah Subsidiaries nor any other person is under any obligation to register such Notes under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     3A.7 Legends. The Purchaser and the Company understand that the CU Common Stock may bear a restrictive legend (and a stop- transfer order may be placed against transfer of the CU Common Stock).

ARTICLE IV--COVENANTS OF THE SELLERS AND CENTRAL UTAH

     4.1 Affirmative Covenants. Each of the Sellers and Central Utah covenants and agrees with the Purchaser that from and after the date of this Agreement and prior to the Closing Time, unless the prior written consent of the Purchaser shall have been obtained and except as otherwise contemplated herein, each Seller and Central Utah will cause Central Utah and each Central Utah Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices or as described as Section 4.1(a) of Sellers Disclosure Schedule;

     (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with and the good will of regulators and customers;

     (c) maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) maintain in good standing all franchises, permits, licenses, approvals and other authorizations owned or held by Central Utah or any Central Utah Subsidiary;

     (g) comply in all material respects with all laws and regulations applicable to the business operations and affairs of Central Utah and Central Utah Subsidiaries;

     (h) take such reasonable actions as are requested by the Purchaser to satisfy the conditions to and complete the Sale; and

     (i) provide to Purchaser Central Utah's monthly financial statements promptly upon their completion.

     4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Closing Time, each of the Sellers and Central Utah shall not permit Central Utah or any Central Utah Subsidiary to do, without the prior written consent of the Purchaser, any of the following:

     (a) except as required by applicable Laws or to maintain qualification pursuant to the Code or set forth as Section 4.2(a) on Sellers Disclosure Schedule, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Central Utah or any Central Utah Subsidiary and one or more of its current or former directors, officers or employees, or except as required by applicable law, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof;

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for dividends by a Central Utah Subsidiary to Central Utah;

     (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, permit any other
          corporation   to  merge  into  it  or   consolidate   with  any  other
          corporation, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of Central Utah or any Central Utah Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

     (e) directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or accept any inquiries, indications of interest, proposals or offers from, or make any inquiries, indications of interest, proposals, offers, counter proposals or counteroffers to, or furnish any information to, any other person with respect to (i) an acquisition of shares of Central Utah or any Central Utah Subsidiary, (ii) additional equity or convertible debt financing for Central Utah or any Central Utah Subsidiary, (iii) an acquisition of all or part of the assets of
          Central Utah or any Central Utah Subsidiary, (iv) a merger, consolidation or any other transaction which would result in a change in control in Central Utah or any Central Utah Subsidiary or a substantial change in the business of Central Utah or any Central Utah Subsidiary, or (v) provide third parties with any nonpublic information relating to any such inquiry or proposal;

     (f) propose or adopt any amendments to the Articles of Incorporation or any Bylaws of Central Utah or any Central Utah Subsidiary in any way adverse to the Purchaser;

     (g) change any of its methods of accounting in effect at December 31, 1999 or change in any material respect its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 1999, except as may be required by Law or GAAP;

     (h) change in any material respect any material policies concerning the business or operations of Central Utah or any Central Utah Subsidiaries (except as required by Law) including, without limitation taking any action to: (i) except in connection with the US West Agreement described in Section 4.9 hereof and as set forth in Item 4.2(h) of the Sellers Disclosure Schedule sell, assign, transfer, pledge, mortgage or otherwise encumber any of its assets, except for those sales, assignments and transfers (but excluding pledges, mortgages or encumbrances) incurred in individual amounts of less than $15,000 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $100,000; (ii) make any investment except in Permitted Investments with a maturity of six months or less; (iii) except with respect to those described on Section 4.2 (h) of the Sellers' Disclosure Schedules, enter into any agreement with respect to any acquisition of or acquire assets except in individual amounts of less than $15,000 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $100,000, or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, except in individual amounts of less than $1,000 in the ordinary course of business consistent with past practice subject to an aggregate maximum of $10,000; (iv) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $10,000, net of any insurance proceeds, or in any manner which would restrict the operations or business of Central Utah or any Central Utah Subsidiaries; (v) except with respect to those described on Section 4.2 (h) of the Sellers' Disclosure Schedules, make any capital expenditure, except in individual amounts of less than $10,000 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $50,000; (vi) enter into any transaction with a present or former director, officer, employee or stockholder of Central Utah or any Central Utah Subsidiary or any affiliate of any such person; (vii) incur any indebtedness for money borrowed or lease any property or assets; (viii) lower any current prices or rates with respect to telephone or other services provided by Central Utah or any Central Utah Subsidiary except for changes in the ordinary course of business or as otherwise required by regulatory authorities; or (ix) take any action or fail to take any action which individually or in the aggregate is likely to have a Material Adverse Effect with respect to Central Utah;

               (i)  agree in writing or otherwise to do any of the foregoing.

     4.3 Access and Information.

          (a) From the date of this Agreement until the Closing Time and upon reasonable notice, Sellers and Central Utah shall, and shall cause each Central Utah Subsidiary to, afford to the Purchaser's officers, employees, accountants, legal counsel and other representatives of the Purchaser, access, during normal business hours, to all its properties, books, contracts, commitments and records, excluding any books, contracts, commitments and records related to the Stock Sales. From the date of this Agreement and until the Closing Time, Sellers and Central Utah shall (and shall cause each Central Utah Subsidiary to) furnish promptly (as soon as available or received by Central Utah or any Central Utah Subsidiary) to the Purchaser (i) a copy of each Central Utah Report filed by it or received by it after the date of this Agreement and prior to the Closing Time pursuant to the requirements of the HSR Act or any other applicable Laws promptly after such documents are available, (ii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of Central Utah or Central Utah Subsidiaries and any documents or other materials of any kind provided to such Boards or committees promptly after such action, minutes, materials or other documents become available without further request by the Purchaser, (iii) a copy of each Tax Return filed by Central Utah and each Central Utah Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Purchaser may reasonably request, and (iv) all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

          (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents (including any resulting work product) and copies; provided that Purchaser's ultimate parent company, Lynch Interactive Corporation, may make such disclosure concerning the transactions contemplated herein as it deems necessary or appropriate because of its status as a public company.

     4.4 Update Disclosure; Breaches.

          (a) From and after the date of this Agreement until the Closing Time, Sellers and Central Utah shall update the Purchaser on a regular basis by written notice to the Purchaser to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described on Sellers Disclosure Statement.

          (b) Sellers and Central Utah shall, in the event any of them becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of their representations or agreements contained or referred to herein, give prompt written notice thereof to the Purchaser and use its best efforts to prevent or promptly remedy the same; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Purchaser. If, however, the Purchaser consummates the Stock Sales, it shall be deemed to have waived any breach of a representation, warranty or covenant which has been corrected by amendment by the information disclosed by Sellers or Central Utah pursuant to this Section prior to the satisfaction of the conditions to the purchase set out in Article VI.

     4.5 Expenses. All Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby. Neither Central Utah including Central Utah Subsidiaries nor Central Telecom Service, LLC shall pay or agree to pay in the aggregate in excess of $100,000 in connection with the consummation of the transactions contemplated in this Agreement and the Membership Purchase Agreement, except with the prior written consent of the Purchaser.

     4.6 Delivery of Stockholder List. Sellers and Central Utah shall deliver to the Purchaser or its designee, prior to the Closing Time, a true and complete list setting forth the names and addresses of Central Utah's stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Purchaser may reasonably request.

     4.7 Shareholder Indebtedness. Each Seller agrees to pay or cause to be paid any and all advances and indebtedness (including interest thereon) owed by such Seller and any Affiliate of such Seller to Central Utah or any Central Utah Subsidiary or Central Telecom Service, LLC, on or prior to the Closing Time.

     4.8 Employment Agreements At or prior to the Closing, Central Utah and each of the Sellers shall execute an Employment Agreement in the form of Schedule 1.6(c)(1) or 1.6(c)(2), as the case may be.

     4.9 US West Agreements. Sellers and Central Utah shall consult with Purchaser in advance with respect to any actions which Central Utah or Skyline Telecom, Inc. are considering taking with respect to the pending acquisition of three telephone exchanges from US West Communications, Inc. pursuant to agreements dated as of October 22, 1999, obtaining regulatory approvals with respect thereto, obtaining a long-term commitment from the United States military with respect to the Dugway Exchange, the financing of the acquisitions, and other matters relating thereto.

ARTICLE V--ADDITIONAL AGREEMENTS

     5.1 Appropriate Action; Consents; Filings. The Sellers, Central Utah and the Purchaser shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated herein required under any applicable Law; provided that the Purchaser and Sellers and Central Utah shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Sellers, Central Utah and the Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. In case at any time after the Closing Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     5.2 Notification of Certain Matters. The Sellers and Central Utah shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Sellers and Central Utah of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Sellers or Central Utah or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If, however, the parties consummate the Stock Sales contemplated herein, they (including the shareholders of Central Utah) shall be deemed to have waived any breach of a representation, warranty or covenant which has been corrected by amendment by the information disclosed pursuant to this Section prior to the satisfaction of the conditions of the purchase contemplated herein set out in
Article VI.

     5.3 Escrow Agreement. At the Closing the Company and Sellers will execute and deliver an Escrow Agreement in the form of Schedule 1.3(b).

ARTICLE VI--CONDITIONS OF PURCHASE AND SALE/CLOSING

     6.1 Conditions to Obligation of Each Party to Effect the Stock Sales. The respective obligations of each party to effect the Stock Sales shall be subject to the satisfaction at or prior to the Closing Time of the following conditions:

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



          (a) Governmental Approvals. The approvals of the PSCU1 and the FCC (collectively, "Governmental Approvals") shall have been obtained and shall be in full force and effect. The terms and conditions of the Governmental Approvals shall be acceptable in all material respects to Sellers and the Purchaser in the exercise of their reasonable discretion, including, but not limited to, regulatory treatment of any gain on sale which shall allow for all of the gain to be retained by Sellers and preclude the PSCU from including the gain, or any part of it, in any further regulatory proceeding for rate-making or any other purpose. If either party deems it advisable such approvals shall have become final and non- appealable.

          (b) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

          (c) Hart-Scott-Rodino Act. If a filing under the HSR Act is required to be made prior to consummation of the purchase and sale, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

          (d) Membership Purchase Agreement. The Membership Purchase Agreement, dated as of October 6, 2000, by and between Central Telcom
               Services, LLC, the members thereof, Brighton Communications Corporation and Lynch Telephone Corporation X, shall have closed or shall close concurrently with the Closing of this Agreement in accordance with the terms and conditions thereof.

     6.2 Additional Conditions to Obligations of the Purchaser. Any certificates or opinions given pursuant to this Section 6.2 shall, at the Purchaser's request, be made to and given to any person providing financing to the Purchaser or Central Utah. The obligations of the Purchaser to effect the purchase and sale are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Sellers and Central Utah contained in this
               Agreement, without giving effect to any update to Sellers Disclosure Schedule or notice to the Purchaser under Section 4.4, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Time as though made on and as of the Closing Time. -------- 1It is agreed that the approval of the PSCU is considered a required approval whether or not it is legally required.

          (b) Agreements and Covenants. The Sellers and Central Utah shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to Closing Time.

          (c) Consents Obtained. All Central Utah Approvals (which shall be deemed to include the PSCU, all items referred to in Section 2.5 or 2.6 of this Agreement or which should have set forth in such Sections to Sellers Disclosure Statement) and all filings required to be made by Sellers and Central Utah for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been made by Sellers and Central Utah and obtained in form and substance satisfactory to the Purchaser in its sole discretion (including without limitation without any terms or conditions which the Purchaser deems adverse) and, if Purchaser deems it advisable, shall have become final and non-appealable.

          (d) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Stock Sales or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Purchaser of all or any portion of the business or assets of Central Utah or any Central Utah Subsidiary, which in either case is reasonably likely to have a Material Adverse Effect with respect to Central Utah or the Purchaser.

          (e) No Material Adverse Changes. Since the date of the Agreement, there shall not have been any change in the financial condition, results of operations or business of Central Utah and Central Utah Subsidiaries, taken as a whole, or any of the matters referred to in Section 4.9 hereof, that either individually or in the aggregate would have a Material Adverse Effect with respect to Central Utah.

          (f) Adjusted Working Capital. Central Utah and the Central Utah Subsidiaries (consolidated) shall have Adjusted Working Capital at the Closing Time of at least $1.1 million. For purposes of this Section 6.2 (f), Adjusted Working Capital shall mean current assets plus noncurrent marketable securities and investments valued at their current market value and long-term receivables from shareholders, less current liabilities (including Central Utah's transaction expenses), all calculated in accordance with GAAP.

          (g) Environmental Investigation. Within 30 days following the execution of this Agreement, Sellers, Central Utah and Purchaser shall mutually select a qualified environmental consultant to conduct, and prepare, a Phase I Environmental Report (or, at Purchaser's option, an Environmental Site Survey) with respect to Central Utah and Central Utah Subsidiaries, properties and operations, which review shall be conducted in accordance with ASTM standards. Purchaser shall have the right to conduct such further environmental investigations as it deems appropriate (which collectively with the Phase I Environmental (and Site Survey) investigations referred to in the preceding sentence are collectively referred to as the "Environmental Investigation"). The Environmental Investigation of Central Utah and Central Utah Subsidiaries' properties and operations conducted on behalf of the Purchaser shall be satisfactory in all material respects to the Purchaser in its sole discretion and to any person providing financing to the Purchaser or Central Utah.

          (h) Title Insurance. On or before the Closing Time, Central Utah will furnish to the Purchaser a title insurance policy with liability limits that shall be satisfactory to the Purchaser and issued by a title insurance company in such forms, amounts and by such title insurance company as shall be reasonably satisfactory to the Purchaser and its counsel, insuring Central Utah (and each applicable Central Utah Subsidiary) as the owner of the parcels of real property owned by Central Utah or any Central Utah Subsidiary and insuring the Purchaser as the tenant of parcels of real property that are subject to a real property lease under which Central Utah or any Central Utah Subsidiary is a tenant. An adequate description of all such real property and the nature of the interest of Central Utah and each Central Utah Subsidiary in such real property is listed on Section 6.2(h) of the Sellers Disclosure Schedule. The title policy shall be subject only to such exceptions as shall be approved by, and shall contain such endorsements as may be reasonably required by, the Purchaser and its counsel. The cost of such title policies shall be borne by Central Utah.

               (i)  Opinion of Counsel.

                    (a) The Purchaser shall have received from Blackburn & Stoll, counsel to Sellers ("Sellers' Counsel") an opinion dated the Closing Time, in substantially the form attached hereto as Schedule 6.2(i)(a) and containing such additional opinions as the financial institution(s) lending funds for the acquisition by Purchaser of CU Common Stock shall request. Sellers' Counsel may rely as to FCC matters on an opinion of FCC counsel acceptable to Purchaser and in form and substance reasonably satisfactory to the Purchaser.

                    (b) The Purchaser shall have received from Utah counsel to the Purchaser ("Utah Counsel") an opinion dated the Closing Time in substantially the form attached hereto as Schedule 6.2(i)(b) and containing such additional opinions as the financial institution(s) lending funds for the acquisition by Purchaser of CU Common Stock shall request.

          (j) Officers Certificate. The Purchaser shall have received a certificate of the President (i.e., Branch Cox) and Treasurer (i.e., Eddie L. Cox) of Central Utah and the Central Utah Subsidiaries with respect to the conditions set forth in Sections

               6.2(a), (b), (e) and (f).

          (k) All Sellers. Each Seller shall have complied with all of such Seller's representations, warranties, agreements and obligations herein and shall have tendered such Seller's shares of CU Common Stock to Purchaser for purchase as contemplated herein.

          (l) Payment of Indebtedness. All receivables and other indebtedness (including all interest thereon) owed by all of the Sellers of Central Utah and their respective Affiliates to Central Utah or any Central Utah Subsidiary or Central Telecom Service, LLC shall have been paid off in full on or prior to the Closing Time.

          (m) Term of Notes. If any financial institution(s) proposing to lend funds for the acquisition by Purchaser of the stock of Central Utah shall require that the Notes have a maturity date later than the maturity date contemplated in Schedule 1.3(a) hereto, the Sellers shall have the option, at their sole discretion, to either (i) accept Notes with such later maturity date instead of the maturity date contemplated in Schedule 1.3(a)or (ii) terminate this Agreement without any liability to Purchaser.

     6.3 Additional Conditions to Obligations of Sellers. The obligation of Sellers to effect the Stock Sales is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement, without giving effect to any notice to Central Utah under Section 5.2, shall be true and correct as of the date of this Agreement and (except to the extent such representation and warranties speak as of an earlier date) as of the Closing Time, as though made on and as of the Closing Time. Central Utah shall have received a certificate signed on behalf of the Purchaser and the Company by the Chief Executive Officer or President and the Chief Financial Officer of the Purchaser to the foregoing effect and to the effect set forth in 6.3(b).

          (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Time.

          (c) Consents Under Agreements. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Purchaser for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Purchaser.

          (d)  Opinion of Counsel.  Central Utah shall have received from Robert
               A. Hurwich, counsel to the Purchaser ("Purchaser

               Counsel") an opinion dated the Closing Time, in substantially the form set forth in Schedule 6.3(b) to this Agreement. Purchaser Counsel may rely as to certain matters of Utah law on the opinion of Utah Counsel referred to in Section 6.2(i)(b).

ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

          (a) by mutual written consent of the Purchaser and Sellers holding at least 75% of the outstanding shares of CU Common Stock;

          (b) by Sellers holding at least 75% of the outstanding shares of CU Common Stock or the Purchaser (i) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Purchaser, on the one hand, or the Sellers, Central Utah, on the other hand, set forth in this Agreement, or
               (ii) if any representation or warranty of Sellers and Central Utah, on the one hand, or the Purchaser, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case (i) or
               (ii) which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach or other condition by its nature, cannot be cured prior to the Closing Time; provided, however, that this Agreement may not be terminated pursuant to this clause (b) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

          (c) by either the Purchaser or Sellers holding at least 75% of the outstanding shares of CU Common Stock if any permanent injunction preventing the consummation of the purchase and sale shall have become final and nonappealable;

          (d) by the Purchaser at any time prior to the Closing if additional due diligence by the Purchaser reveals information relating to or affecting Central Utah or any Central Utah Subsidiary which in the opinion of the Purchaser has a Material Adverse Effect with respect to Central Utah or the Central Utah Subsidiaries.

          (e) by either the Purchaser or Sellers holding at least 75% of the outstanding shares of CU Common Stock if the Stock Sales shall not have been consummated by March 31, 2001, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; or

          (g) by either the Purchaser or Sellers holding at least 75% of the outstanding shares of CU Common Stock if any regulatory authority has denied approval of the transactions contemplated herein, and neither the Purchaser nor Central Utah has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except that nothing herein shall relieve any party from liability for any breach of this Agreement or any representation, warranty, covenant or agreement contained in this Agreement or shall restrict either party's rights in the case thereof.

     7.3 Waiver. At any time prior to the Closing Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

INDEMNIFICATION

     8.1 Indemnification by Sellers. Subject to the provisions of this Article VIII and of Article IX hereof, Sellers, jointly and severally, shall indemnify the Company, Purchaser, Central Utah, the Central Utah Subsidiaries, and any Affiliate of the Company, Purchaser, Central Utah, and the Central Utah Subsidiaries, and any officer, director, or employee of the Company, Purchaser, Central Utah, the Central Utah Subsidiaries or any Affiliate of the Company, Purchaser, Central Utah or the Central Utah Subsidiaries ("Purchaser Party") in respect of, and hold each Purchaser Party harmless against, any and all damages, obligations, losses, lost profits, expenses (including reasonable attorneys'
fees), liabilities, costs (including environmental response, remediation, and cleanup costs resulting from a material breach of Sellers' or Central Utah's representations, warranties, covenants and agreements), fines, and fees ("Damages") resulting from or relating to any one or more of the following:

          (a) any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any material covenant or agreement made by any Sellers or Central Utah included in the Agreement or the certificates delivered by Sellers or Central Utah pursuant to Article VI hereof; and

          (b) any action, suit, investigation, arbitration, or proceeding against any Purchaser Party (whether as a defendant, counterclaim or third party defendant, intervenor, or otherwise) resulting from or relating to any act or failure to act before the Closing Time by any Sellers or Central Utah or Central Utah Subsidiaries, which if determined adversely to any Purchaser Party would entitle the Purchaser Party to indemnification pursuant to this Agreement.

     8.2 Indemnification by Purchaser. Subject to the provisions of this Article VIII and of Article IX hereof, the Company and Purchaser, will, jointly and severally, indemnify each Seller and any Affiliate of each Seller ("Seller Party") in respect of, and hold each Sellers Party harmless against, any and all Damages (as defined in Section 8.1 hereof) resulting from or relating to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by Purchaser included in this Agreement or the certificates delivered by Purchaser pursuant to Article VI hereof.

     8.3  Representations  and  Warranties.  All  representations,   warranties,
covenants, and agreements made herein or pursuant hereto will be deemed to be material and to have been relied upon by the parties hereto.

     8.4 Indemnification Procedure. Any person or entity entitled to indemnification under Section 8.1 or 8.2 hereof that asserts a claim under Sections 8.1 or 8.2 hereof is hereinafter referred to as the "Indemnitee," and the party against whom such claim is asserted under Section 8.1 or 8.2 hereof is hereinafter referred to as the "Indemnifying Party."

          (a) If an Indemnitee becomes aware of any matter that it believes is indemnificable pursuant to this Article VIII and such matter involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party, Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the bases on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on Indemnitee. If Indemnifying Party's ability to defend against any such claim, action, suit, investigation, arbitration, or similar proceeding is irrevocably prejudiced by the failure of Indemnitee to provide prompt written notice, as provided above, then Indemnifying Party will not be obligated to indemnify Indemnitee with respect to such prejudiced claim, action, suit, investigation, arbitration, or similar proceeding.

          (b) Indemnifying Party will have a period of the earlier of (i) thirty calendar days or (ii) three days prior to the date of the earliest statutory response (after the delivery of each notice required by Section 8.4(a) hereof) within which to respond to such notice. If Indemnifying Party accepts full responsibility for the claim described in such notice or does not respond within such response period, Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by Indemnitee and reasonably satisfactory to Indemnifying Party, and Indemnifying Party will provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that Indemnifying Party will assume, and be responsible for, the entire liability for such claim, subject to the limitations set forth in this
               Article VIII. Indemnitee will cooperate reasonably with Indemnifying Party and counsel for Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If Indemnifying Party responds within such response period denying or rejecting responsibility for such claim in whole or in part or fails to promptly provide Indemnitee with such assurances as may be reasonably required by Indemnitee as provided above, Indemnitee will be free, without prejudice to any of Indemnitee's rights hereunder, to compromise or settle or defend (and control the defense of) such claim and to pursue such remedies as may be available to Indemnitee under applicable Law.

          (c) Any compromise or settlement of any claim (whether defended by Indemnitee or by the Indemnifying Party) will require the prior written consent of Indemnitee and, except as provided in the last sentence of Section 8.4(b), Indemnifying Party. If, however, Indemnitee refuses to consent to a bona fide offer of compromise or settlement that (i) Indemnifying Party desires to accept and
               (ii) imposes no obligation or liability on Indemnitee and does not adversely restrict Indemnitee in its business or condition, Indemnitee may continue to pursue such claim, free of any participation by Indemnifying Party, at the sole expense of Indemnitee. In such event, the obligation of Indemnifying Party to Indemnitee will equal the lesser of (i) the amount of the offer of compromise or settlement that Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date the Indemnifying Party notified Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that Indemnitee is obligated to pay as a result of Indemnitee's continuing to pursue such claim, plus the reasonable out-of-pocket expenses (except for expenses resulting from
               Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date Indemnifying Party notified Indemnitee of the offer of compromise or settlement, minus the reasonable out-of-pocket expenses incurred by Indemnifying Party after such notice date.

          (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Article VIII hereof and such matter involves a claim made by any Purchaser Party or Seller Party, Indemnitee will give Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which indemnification is being asserted. Indemnifying Party will have a period of thirty calendar days (after the delivery of each notice required by this Section 8.4(d)) within which to respond to such notice. If Indemnifying Party accepts full responsibility for the claim described in such notice or does not respond within such thirty-day period, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a liability that Indemnifying Party owes, and will pay (in cash) upon demand, to Indemnitee. If Indemnifying Party has timely disputed such claim, as provided above, Indemnifying Party and Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations, either Indemnifying Party or Indemnitee may initiate litigation to resolve such disputes.

     8.5 Limitations on Sellers' Indemnification Obligations.

          (a) Threshold/Maximum Amount. Sellers shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Purchaser Party unless Damages in the aggregate for all Purchaser Parties (as defined in this Agreement and the Membership Purchase Agreement) relating to this Agreement and the Membership Purchase Agreement equal or exceed $100,000, in which event, any and all Purchaser Parties who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages, up to a maximum of $7.5 million dollars in the aggregate relating to this Agreement and the Membership Purchase Agreement.

          (b) Reduction of Damages. In computing the amount of Damages which are sustained, suffered or incurred by an Indemnitee, the Indemnifying Party or Parties are to be given the benefit of (i) insurance proceeds, if any (up to the maximum amount of Damages), that the Indemnitee shall have the right to receive.

          (c) Limitation on Recovery From Each Seller. No Seller shall be required to pay Damages in excess of the purchase price (both cash and Notes) for his, her or its shares of Central Utah as set forth on Schedule A. In addition, any Seller receiving Promissory Notes may pay for his, hers or its indemnification obligation by surrendering Promissory Notes issued to him, her or it, which will be valued for payment purposes at the principal amount thereof, plus accrued but unpaid interest. If the Damages are less than the Promissory Note, the outstanding principal balance of Promissory Note shall remain outstanding as to that portion thereof exceeding the Damages. Purchaser will give such Seller notice of the adjusted outstanding principal amount of such Promissory Note.

          (d) Exceptions. The threshold and maximum amounts in subparagraph (a) and (c) hereof shall not apply to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by any Seller included in this Agreement or the certificates delivered by Sellers pursuant to
               Article VI hereof that relates to the capitalization of Central Utah (Section 2.3) or its Subsidiaries (Section 2.1(c)), the ownership of Central Utah's securities by Sellers (Section 2.3) or transactions (or omissions or failures to act) between or among Central Utah (and Central Utah Subsidiaries) and any Seller (and its Affiliates). Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, no claim for indemnification may be asserted by any Purchaser Party with respect to any matter discovered by or known to Purchaser Party on or before the Closing Time.

          (e) Security for Indemnification. $1.8 million principal amount of Notes and the Notes issued pursuant to the Membership Purchase Agreement shall be held by Purchaser as security for Sellers' (as defined herein and in the Membership Purchase Agreement) indemnification obligations relating to this Agreement and the Membership Purchase Agreement, but the holders of such Notes shall be entitled to receive all interest on such Notes so long as such holder of the Notes shall not be in default of his or her indemnification obligations. Such Notes (or the excess over claimed indemnification) shall be delivered to the holders of such Notes if no claim for indemnification has been made (or if made has been resolved) on the eighteen month anniversary of the Closing Time.

     8.6 Limitations on Purchaser's Indemnification Obligations.

     Purchaser shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Sellers Party unless damages in the aggregate for all Sellers Parties (as defined in this Agreement and the Membership Purchase Agreement) relating to this Agreement and the Membership Purchase Agreement, equal or exceed $100,000, in which event, the Sellers Party who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages up to a maximum of $7.5 million in the aggregate relating to this Agreement and the Membership Purchase Agreement.


ARTICLE IX

SURVIVAL OF REPRESENTATION

     9.1 Survival of Representations. All representations and warranties of Sellers, Central Utah, and Purchaser contained in this Agreement shall survive the Closing Time and shall continue for a period of two years after the Closing Time, at which time such representations and warranties (except for Sections 2.3, 2.4, 2.6, 2.14, and 2.22) shall expire and become null and void, unless prior to the expiration of the two-year period beginning at the Closing Time, written notice of a claim for the inaccuracy or breach of such representations and warranties shall be made to Sellers or Purchaser, as the case may be. Sections 2.3, 2.4, 2.6, 2.14, and 2.22 shall survive until sixty calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), at which time they shall expire and become null and void, unless prior to the expiration thereof, written notice of a claim for the inaccuracy or breach of Sections 2.3, 2.4, 2.6, 2.14, and 2.22 shall be made to Sellers.

ARTICLE X--GENERAL PROVISIONS

     10.1 Notices. All Notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by register or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

         (a)      If to the Company or Purchaser:

                           Brighton Communications Corporation or Lynch
                                    Telephone
                                  Corporation X
                           401 Theodore Fremd Avenue
                           Rye, New York 10580
                           Telecopier: (914) 921-6410

         (b)               If to Sellers:

                                  I. Branch Cox
                                    Eddie Cox
                           45 West Center
                           Fairview, Utah  84629
                           Telecopier: (435) 427-3200

                  Copy to:

                           Stanley K. Stoll, Esq.
                           Blackburn & Stoll, LC
                           77 West 200 South, Suite 400
                           Salt Lake City, Utah 84101
                           Telecopier: (801) 521-7965


         (c)      If to Central Utah

                           Central Utah Telephone, Inc.
                           45 West Center
                           Fairview, Utah  84629
                           Telecopier: (435) 427-3200

     10.2 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

          (b)  "business   day"  means  any  day  other  than  a  day  on  which
               federally-chartered banks are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;


          (d) "Material Adverse Effect" means, with respect to Central Utah or an Central Utah Subsidiary, as the case may be, (i) any adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of, and which is material with respect to, Central Utah or Central Utah Subsidiary, or (ii) any effect that materially impairs the ability of the Purchaser to consummate the transactions contemplated hereby. (e) "Permitted Investment" means investments issued or fully guaranteed as to principal and interest by the United States (or any money market mutual fund which invests solely in such investments) or certificates of deposits or accounts fully insured by the Federal Deposit Insurance Corporation;

          (f)  "person"   means   an   individual,   corporation,   partnership,
               association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of Central Utah, the Company, the Purchaser, or any other person, means any corporation, partnership, joint venture or other legal entity of which Central Utah, the Company, the Purchaser or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     10.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. In addition, the Company may insert one or more additional subsidiaries between the Company and the Purchaser.

     10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.8 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any action relating to this Agreement brought by Sellers or, prior to the Closing, by

Central Utah in the State of Utah shall be brought in the Federal District Court in Salt Lake City, Utah if there is jurisdiction in such court or, if there is not jurisdiction in such court in such Federal Court, in Utah state courts in Salt Lake City County.

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     10.10 Amendment/Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No provision or obligation in this Agreement may be waived except by an instrument in writing signed by the waiving party(s). Any instrument amending this Agreement or waiving any provision or obligation herein shall be deemed to have been taken on behalf of and signed by all Sellers if the instrument in writing is signed by Sellers holding at least 75% of the outstanding shares of CU Common Stock.

     IN WITNESS WHEREOF, Central Utah, the Sellers, Central Utah, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           CENTRAL UTAH TELEPHONE, INC. ("Central Utah")


                           By:
                               --------------------------------
                           Name: Iven Branch Cox
                                Title: President

                           LYNCH TELEPHONE CORPORATION X
                                  ("Purchaser")


                           By:
                               ----------------------------------
                           Name: Robert E. Dolan
                                Title: President

                           BRIGHTON COMMUNICATIONS CORPORATION
                                   ("Company")

                           By:
                               -----------------------------------
                           Name: Robert E. Dolan
                                Title: President

                           SELLERS
                           Ed & Lesa Cox Family Trust

                           By: ______________________
                               Name: Eddie L. Cox
                               Title: Trustee

                           By: ______________________
                               Name: Lesa Cox
                               Title: Trustee

                           Branch & Dinah Cox Family Trust

                           By: _______________________
                               Name: Iven Branch Cox
                               Title: Trustee

                           By: _______________________
                               Name: Dinah D. Cox
                               Title: Trustee

                           ---------------------------
                                 Jeffrey I. Cox


SCHEDULE 1.3(a)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE ACT. THIS NOTE MUST BE HELD INDEFINITELY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS MAKER RECEIVES AN OPINION OF COUNSEL, OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACTS.

                                           SUBORDINATED PROMISSORY NOTE

$_______________                            Rye, NY,          _______, 2000*


         1. Obligation. For value received, the undersigned, Lynch Telephone Corporation X, a Delaware corporation ("Maker"), hereby promises to pay to the order of __________, an individual ("Payee") at the address set forth below for notices to Payee, or at such other place as Payee may from time to time designate, the principal sum of $_________ together with interest (calculated on a 365-day year) on the unpaid principal of this Note, computed from the date hereof until the stated maturity hereof at the rate per annum set forth herein.

         2.       Interest.  The unpaid principal balance of this Note
                  --------
shall bear interest prior to maturity at the rate of ten percent
(10%), payable quarterly in arrears without notice or demand by Payee.

         3.       Payment.  The principal amount of and all accrued and
                  -------
unpaid interest on this Note shall be due and payable without notice or demand by Payee on ___________, 2005*.







*        Closing Date
**       Fifth anniversary of Closing Date

     4. Usury. Any provision in this Note or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, Payee shall not in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee shall be paid, as interest, a sum greater than the highest rate of interest permitted under applicable law. If any construction of this Note, or of any and/or all other papers, agreements or commitments, indicates a different right given to Payee or ask for, demand or receive any larger sum as interest, such as a mistake in calculation or wording, which this clause shall override and control, it being the intention of the parties that this Note and all other instruments relating to this Note shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event Payee ever receives, collects or applies as interest, any sum in excess of the highest rate of interest permitted under applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and, if this Note is paid in full, any remaining excess shall be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate of interest permitted under applicable law, Payee and Maker shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) allocate and "spread" the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term hereof.

     5. Subordination.  [Language  acceptable to acquisition financing]

     6. Prepayment. This Note may be prepaid at any time upon ten business days notice to Payee.

     7. Event of Default. If Maker fails to pay any principal or interest on this Note or any principal or interest on the Note executed by the Maker in favor of Payee in connection with the acquisition by it of the membership interests of Central Telcom Services, LLC, under that certain Membership Purchase Agreement, dated August ___, 2000, when due and payable or declared due and payable and such default continues for thirty (30) days, then such event shall constitute an "Event of Default."

     8. Remedy. Upon the occurrence and during the continuance of an Event of Default, Payee shall have all of the rights and remedies provided in this Note, as well as those rights and remedies provided by applicable law, rule or regulation. In conjunction with and in addition to the foregoing rights and remedies of Payee, Payee may, if the Event of Default continues for more than one hundred and twenty (120) days, declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of Payee hereunder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other.

     9. Waiver. Maker hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collecting or bringing suit against any party liable hereon, and further agrees to any and all extensions, renewals, modifications, partial payments, and substitutions of evidence of indebtedness before or after maturity.

     10. Costs and Attorneys' Fees. In the event that Payee successfully brings legal action for the payment of any amounts owed hereunder, Maker hereby agrees to pay to Payee all reasonable expenses and costs of such legal action, including, but not limited to, reasonable attorneys' fees incurred in connection with any such legal action, in addition to the principal and interest then due.

     11. New York Law to Apply. This note shall be governed by and construed in accordance with the internal laws of the State of New York.

     12. Notice. Any notice or demand or payment required to be given hereunder shall be in writing and shall be deemed to have been duly given and received, if given by hand, when a writing containing such notice is received by the person to whom addressed or, if given by mail, seventy-two (72) hours after a certified or registered letter containing such notice or payment, with postage prepaid, is deposited in the United States mails, addressed to:

         Maker    :        Lynch Telephone Corporation X
                                    401 Theodore Fremd Avenue
                                    Rye, NY 10580
                                    Attn: Robert E. Dolan

         Payee:



     13. Terms. For purposes of this Note, the term "Payee" shall include any subsequent permitted holder or assigns of this Note.

     14. Successors and Assigns. All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding, however, that Maker shall not assign this Note or its performance hereunder without the prior written consent of Payee, which shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the Maker has executed this Note to be effective as of he day and year first above written.

                                            MAKER:

                                            LYNCH TELEPHONE CORPORATION X



                                            By: _________________________
                                            Title: President
                                            Print Name: Robert E. Dolan